Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Partners

Duke Realty Limited Partnership:

We consent to incorporation by reference in the registration statements No. 333-108557-01, No. 333-120492-01 and No. 333-136173-01 on Form S-3 of Duke Realty Limited Partnership of our report dated March 6, 2009, except as to notes 1, 2, 3, 7, 8 and 9, which are as of July 22, 2009, with respect to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule III and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the current report on Form 8-K of Duke Realty Limited Partnership dated July 22, 2009.

Our report refers to the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, and FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which all became effective on January 1, 2009.

/s/ KPMG LLP

Indianapolis, Indiana
July 22, 2009